EXHIBIT 23 (B)

              INFORMATION CONCERNING CONSENT OF ARTHUR ANDERSEN LLP

We are unable to obtain after reasonable efforts, a re-issued report or consent of Arthur Andersen LLP related to the 2001 and 2000 financial statements included in this report on Form 10-K, given the circumstances surrounding the cessation of Arthur Andersen's operations. Therefore, we have included a copy of their previously issued report.

Because we are unable to obtain the above-referenced consent of Arthur Andersen LLP, we are required to disclose any resulting limitations on recovery by investors. Section 11(a) of the Securities Act of 1933 allows, under certain circumstances, a person acquiring a security to assert a claim against, among others, an accountant who has consented to be named as having prepared any report for use in connection with the registration statement if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein no misleading. Because Arthur Andersen LLP has not consented to being named in this Form 10-K, it will not be liable under section 11(a) of the Securities Act for any untrue statements or omissions of material fact contained in the financial statements audited by Arthur Andersen LLP."